Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Dakota Gold Corp. of our report dated October 21, 2021, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is March 28, 2022 relating to the consolidated financial statements of Dakota Gold Corp. and subsidiaries, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
May 6, 2022